Exhibit 2.1

COMPOSITE

ARTICLES OF INCORPORATION

OF

HANCOCK HOLDING COMPANY

FIRST: The name of the corporation is Hancock Holding Company.

SECOND: The aggregate number of shares which the Corporation is authorized to issue is 400,000,000 divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of each class are as follows:

Number of Shares	Class	Par Value, if any

350,000,000	Common	$3.33
50,000,000	Preferred	$20.00

The preferences and relative rights in respect of the shares of each class and the variations in the relative rights and preferences as between the series of any preferred class in the series are as follows:

Each share of Common Stock shall entitle the holder thereof to full voting rights. Except as may be determined by the Board of Directors at the time a series is created, holders of Preferred Stock shall have no voting rights as a holder of such stock, except as specifically required by law.

The holders of Preferred Stock shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Board of Directors. Such dividends shall be payable at such periods as shall be fixed by the Board of Directors at the rate specified in the resolution of the Board of Directors authorizing the issuance of the particular series of Preferred Stock, and no more, before any dividend shall be paid or set apart for payment upon the Common Stock.

Dividends on the Preferred Stock shall be cumulative, so that if for any period the same shall not be paid, the right thereto shall accumulate as against the Common Stock, and all arrears so accumulated shall be paid before any dividend shall be paid upon the Common Stock.

Whenever all accumulated dividends on the outstanding Preferred Stock for all previous periods shall have been declared and shall have become payable, and the Corporation shall have paid such accumulated dividends for such previous periods, or shall have set aside from its legally available funds a sum sufficient therefor, the Board of Directors may declare dividends on the Common Stock, payable then or thereafter out of any remaining legally available funds.

Each class of Preferred Stock shall be divided into and issued from time to time by resolution of the Board of Directors in one or more series, each series being so designated as to distinguish the shares thereof from the shares of all other series and classes. All or any of the series of any such class and the variations and the relative rights and preferences as between different series may be fixed and determined by resolution of the Board of Directors, but all shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(a)	the rate of dividend;

(b)	whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption;

(c)	the amount payable upon shares in the event of voluntary and involuntary liquidation;

(d)	sinking fund provisions, if any, for the redemption or purchase of shares;

(e)	the terms and conditions, if any, on which shares may be converted; and

(f)	the voting rights of the shares.

Resolutions adopted by the Board of Directors effective June 29, 2001

RESOLVED that 1,658,275 authorized but unissued shares of this Corporation’s Preferred Stock ($20.00 par value) are hereby designated as a series of Preferred Stock called the 8% Cumulative Convertible Preferred Stock, Series A with the following voting powers, rights and preferences:

1.	Definitions.

For the purposes of this resolution, the following terms shall have the following meanings:

“Capital Stock” means the Capital Stock of any class or series (however designated) of the Corporation.

“Common Stock” means the Common Stock of the Corporation ($3.33 par value) as constituted on the date of this Resolution, or shares of any other class of Capital Stock into which such Common Stock is reclassified after such date.

“Corporation” means Hancock Holding Company.

“Dividends Accrued” means an amount equal to the sum of all dividends required to be paid on the shares of Series A Preferred Stock from the date of issue of the shares of Series A Preferred Stock to the date to which the determination is to be made, whether or not such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the amount of dividends declared and paid and, if any dividends have been declared and set apart for payment but not paid, the amount so set apart for the payment of such dividends. Accrued Dividends for any period less than a full calendar quarter shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

“Junior Stock” means any Capital Stock ranking as to dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation junior to the Series A Preferred Stock.

“Parity Stock” means shares of any series of the Corporation’s Preferred Stock and any shares of Capital Stock ranking as to dividends and/or as to the rights in liquidation, dissolution or winding-up of the affairs of the Corporation equally with the Series A Preferred Stock.

“Prior Stock” means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation prior to the Series A Preferred Stock.

“Series A Preferred Stock” means the 8% Cumulative Convertible Preferred Stock, Series A of the Corporation.

“Subsidiary” means any corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by the Corporation and one or more Subsidiaries.

2.	Dividends.

(a) The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cash dividends at the rate and payable on the dates hereinafter set forth. The rate of dividends payable on Series A Preferred Stock shall be $1.60 per share per annum and no more. Dividends shall be payable, to the extent practical, in equal quarterly installments on the last day of March, June, September and December of each year, commencing on the last day of the calendar quarter in which the merger of the

Corporation and Lamar Capital Corporation occurs. Dividends shall be cumulative and shall accrue on the Series A Preferred Stock from and after the date of issuance thereof. Dividends payable on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs or on any other date which is not the last day of a full calendar quarter shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(b) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Parity Stock for any dividend period unless the same dividend (payable in proportion to the respective annual dividend rates per share set forth in the Articles of Incorporation or the respective Articles of Amendment) shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon all shares of Series A Preferred Stock outstanding.

(c) Unless Dividends Accrued on all outstanding shares of Series A Preferred Stock and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of such stock due on the respective next following payment dates shall have been declared and a sum sufficient for the payment thereof set apart then (i) no dividend (other than a dividend payable solely in “Common Stock”) shall be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Junior Stock; (ii) no other distribution shall be made upon any shares of Junior Stock; (iii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.

3.	Voting Rights.

In addition to any voting rights afforded by the Mississippi Business Corporation Act to the holders of a series or class of stock voting as a group, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive notice of, to participate in, and vote on any matter presented to the holders of Common Stock at any meeting of the holders of Common Stock of the Corporation on the following basis: a holder of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock held by such holder could be converted at the then current Conversion Price.

4.	Liquidation.

In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation price of $20.00 per share, plus Dividends Accrued to the date of payment, and no more, before any distribution or payment shall be made to the holders of shares of Junior Stock and after payment to the holders of the outstanding shares of Series A Preferred Stock and to the holders of shares of other classes and series of Parity Stock of the amounts to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Junior Stock according to their respective rights. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation nor the sale, lease or other disposition of all or substantially all of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding-up of the affairs of the Corporation. In case the net assets of the Corporation are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock the full preferential amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock in proportion to the full preferential amounts to which they are respectively entitled.

5.	Conversion.

(a) Each holder of any outstanding shares of Series A Preferred Stock shall have the right, at any time, to convert any of such shares into Common Stock of the Corporation. Furthermore, as to any shares of Series A Preferred Stock called for redemption, each such holder shall have the right at any time prior to the close of business on the fifth full business day preceding the date fixed for redemption (unless default shall be made by the Corporation in the payment of the redemption price in which case such right of conversion shall continue without interruption), to convert any of such shares into shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible shall be equal to the number arrived at by dividing $20.00, without any payment or adjustment for Dividends Accrued, by the conversion price per share of the Common Stock fixed or determined as hereinafter provided. Such conversion price shall initially be $45.00 per share, subject to the adjustments hereinafter provided (such price as adjusted at any time being hereinafter called the “Conversion Price”).

(b) The holder of any outstanding shares of Series A Preferred Stock may exercise the conversion right provided in Paragraph (a) above as to all or any portion of the shares that he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation’s transfer agent or such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security number or other tax identification number) in which the certificate or certificates or shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date (the “Conversion Date”) when such delivery is made. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which he is entitled and a payment in cash of any dividends declared and unpaid with respect to the shares of Series A Preferred Stock so surrendered up to the dividend date that immediately precedes the Conversion Date. The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date, unless the Conversion Date falls after the date that the Corporation mails a notice of redemption under Section 5( c) and before the date fixed for redemption, in which case the Conversion Price shall be that in effect on the date that such notice of redemption is mailed.

(c) If, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 5(f) below), then, effective at 5:00 p.m. on the last day in such twenty (20) day period the Corporation shall have the option to require that all outstanding shares of Series A Preferred Stock shall automatically convert into and become shares of Common Stock, as if each holder of Series A Preferred Stock exercised the conversion right provided in Section 5(a) and all shares of Series A Preferred Stock, whether or not the certificates therefore shall have been surrendered for cancellation, shall be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine, except the right to receive certificates for shares of Common Stock upon surrender of certificates for shares of Series A Preferred Stock the same manner described in Section 5(b). If the Corporation elects to require conversion under this Section 5( c) the Corporation shall give written notice of such conversion by first class mail, postage prepaid to the holders of Series A Preferred Stock at the last addresses shown by the Corporation’s stock transfer records. No delay or imperfection in such notice will affect the conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(c). For purposes of this Section 5(c) and Section 5(f), the last sale price of the Common Stock shall be deemed to be the last sale price reported by NASDAQ or its successor, but if the Common Stock is listed on a national stock exchange, the last sale price on any date shall be deemed to be the last sale price on the exchange on which it generally has the highest trading volume.

(d) The Corporation shall not issue any fraction of a share upon conversion of shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at any time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of the shares of Series A Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion, the number of shares of Common Stock deliverable shall be rounded up to the nearest full share.

(e) The issuance of Common Stock on conversion of outstanding shares of Series A Preferred Stock shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Stock, but the Corporation shall not be required to pay any tax or expense which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of the outstanding shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f) The Conversion Price shall be subject to the following adjustments:

(i) Whenever the Corporation shall (A) pay a dividend on its outstanding shares of Common Stock in shares of its Common Stock or subdivide or otherwise split its outstanding shares of Common Stock, or (B) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the effective date of the happening of such event shall be adjusted so that the holders of the Series A Preferred Stock, upon conversion of all thereof immediately following such event, would be entitled to receive the same aggregate number of shares of Common Stock as they would have been entitled to receive immediately following such event if such shares of Series A Preferred Stock had been converted immediately prior to such event, or if there is a record date in respect of such event, immediately prior to such record date.

(ii) In case the Corporation, after the date of this resolution, shall issue rights, warrants or options to subscribe for or purchase shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price per share less than the lesser of the Conversion Price or Current Market Value (as hereinafter defined) per share of Common Stock and if such rights, warrants, options or securities are exercisable, convertible or exchangeable for a period of more than thirty (30) days after the date of their issuance, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the issuance of such rights, warrants, options or securities by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of shares which the aggregate exercise price of the shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged) would purchase at such Current Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of additional shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged). Such adjustment shall be made on the date that such rights, warrants or options are issued. For the purposes of this Section 5(f), the “Current Market Value” per share of Common Stock on any date shall be deemed to be the average of the last sale price on each of the twenty (20) consecutive trading days commencing forty (40) trading days before such date. A trading day, for the purpose of this resolution, is a day on which securities are traded on the NASDAQ Stock Market or, if the Common Stock is then listed on any national stock exchange, on such exchange.

(iii) Whenever the Corporation shall make a distribution to holders of Common Stock of evidences of its indebtedness or assets (excluding dividends and distributions paid in cash out of funds available for dividends in accordance with applicable law), the Conversion Price immediately prior to such distribution shall be adjusted by multiplying such Conversion Price by a fraction, (i)

the numerator of which shall be the denominator, hereinbelow described, less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness or assets distributed which is applicable to one share of Common Stock, and (ii) the denominator of which shall be the Current Market Value per share of Common Stock on the next full business day after the record date fixed for the determination of the holders of the Common Stock entitled to such distribution. Such adjustment shall be retroactively effective as of immediately after such record date.

(g) Notwithstanding any of the foregoing provisions of this Section 5, no adjustment of the Conversion Price shall be made if the Corporation shall issue rights, warrants or options to purchase Common Stock, or issue Common Stock, pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or any shareholder rights plan of the Corporation or its Subsidiaries adopted or approved by the Board of Directors of the Corporation before or after the adoption of this resolution.

(h) In any case in which this Section 5 provides that an adjustment of the Conversion Price shall become effective retroactively immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event that number of shares of Common Stock issuable upon such conversion that shall be in addition to the number of shares of Common Stock which were issuable upon such conversion immediately before the adjustment in the Conversion Price required in respect of such event.

(i) Anything in this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.25 in such price; provided, however, that any adjustments which by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 5 shall be made to the nearest cent.

(j) Whenever the Conversion Price and subsequent changes to be made therein are adjusted pursuant to this Section 5, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series A Preferred Stock, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Price, and shall make such statement available for inspection by all shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of the outstanding shares of Series A Preferred Stock stating that such adjustment has been made and setting forth the adjusted Conversion Price. Unless the change in the Conversion Price is caused as a result of action described in subparagraph (i) of paragraph (f) of this Section 5, it shall be accompanied by a letter from the Corporation’s independent public accountants stating that the change has been made in accordance with the provisions of this resolution.

(k) In the event of any merger, share exchange or similar transaction to which the Corporation is a party, except (i) a merger in which the Corporation is the surviving corporation or (ii) a share exchange in which the Corporation’s shares are issued to shareholders of another corporation, the plan of merger, plan of share exchange or comparable document shall provide that each share of Series A Preferred Stock then outstanding shall be converted into or exchanged for the kind and amount of stock, other securities and property receivable upon such merger, share exchange or similar transaction by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior thereto.

(1) Shares of Common Stock issued on conversion of shares of Series A Preferred Stock shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding shares of Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

6.	Redemption.

(a) The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the “Redemption Price”) of $20.00 per share plus Dividends Accrued to the date fixed for redemption: (i) if, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 6(f) below) or (ii) at any time after the end of the sixtieth (60th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation.

(b) In the event that the Corporation elects to redeem less than all of the outstanding shares of Series A Preferred Stock, not more than sixty (60) days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed by prorating the total number of shares to be so redeemed among all holders thereof in proportion, as nearly as may be, to the number of shares registered in their respective names, by lot or in such other equitable manner as the Board of Directors may determine. The Corporation in its discretion may determine the particular certificates (if there are more than one) representing shares registered in the name of a holder which are to be redeemed.

(c) Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for any redemption pursuant to paragraph (a) of this Section 6, notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock to be redeemed at their last addresses as shown by the Corporation’s stock transfer records. The notice of redemption shall set forth the number of shares to be redeemed, the date fixed for redemption, the Redemption Price (including the amount of Dividends Accrued to the date fixed for redemption), and the place or places where certificates representing shares to be redeemed may be surrendered. In case less than all outstanding shares are to be redeemed, the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.

(d) When a notice of redemption of any outstanding shares of Series A Preferred Stock shall have been duly mailed as hereinabove provided, on or before the date fixed for redemption the Corporation shall deposit in cash funds sufficient to pay the Redemption Price (including Dividends Accrued to the date fixed for redemption) of such shares in trust for the benefit of the holders of the shares to be redeemed with any bank or trust company, having capital and surplus aggregating at least $25,000,000 as of the date of its most recent report of financial condition and named in such notice, to be applied to the redemption of the shares so called for redemption against surrender of the certificates representing shares so redeemed for cancellation. Except as set forth in Section 5(a), from and after the time of such deposit all shares for the redemption of which such deposits shall have been so made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine except the right to receive payment of the Redemption Price (including Dividends Accrued to the date fixed for redemption), but without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

(e) The Corporation shall redeem all of the outstanding shares of Series A Preferred Stock at a redemption price (the “Redemption Price”) of $20.00 per share, plus Dividends Accrued thirty (30) years from the date of the issuance thereof.

(f) The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the “Redemption Price”) of $20.00 per share plus Dividends Accrued if there is change in the Federal Reserve capital adequacy guidelines that results in the Series A Preferred Stock not qualifying as Tier 1 capital.

(g) The Corporation shall also have the right to acquire outstanding shares of Series A Preferred Stock otherwise than by redemption, pursuant to this Section 6, from time to time, for such consideration as may be acceptable to the holders thereof; provided, however, that if all Dividends Accrued on all outstanding shares of Series A Preferred Stock shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart neither the Corporation nor any Subsidiary shall so acquire any shares of such series except in accordance with a purchase offer made on the same terms to all the holders of the outstanding shares of Series A Preferred Stock.

THIRD: The street address of its registered office is 2510 14th Street, Gulfport, Mississippi 39501 and the name of its registered agent at such address is O. K. Lion.

FOURTH: (a) The number of directors which shall constitute the whole board of directors shall be fixed from time to time only by a resolution adopted by a majority of the whole board of directors in its discretion, without stockholder approval; provided, however, that such number shall never be less than nine (9) and no decrease in the number of directors constituting the whole board of directors shall shorten the term of any incumbent director. The directors shall be divided into three classes as nearly as equal in size as is possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election, and in all cases as to each director until his successor shall be elected and shall qualify. At each annual meeting, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been elected and shall qualify. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is possible.

(b) Vacancies occurring on the board of directors for any reason shall be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum. The person filling the vacancy shall serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated of the class of directors of which the directorship is a part.

(c) Directors may be removed from office only for cause.

(d) Except as provided otherwise in these Amended and Restated Articles of Incorporation (i) a majority of the number of directors that constitutes the whole board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, and (ii) if a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the board of directors.

(e) Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the board of directors must be preceded by at least two days notice of the date, time and place of the meeting.

(f) This Article FOURTH may not be amended or repealed, or any provision adopted which is inconsistent with Article FOURTH, without the approval by vote of the holders of not less than two-thirds of the then outstanding shares of Common Stock, notwithstanding anything contained in these Amended and Restated Articles of Incorporation or specified by law to the contrary.

FIFTH: (a) (1) In addition to any affirmative vote required by law or under any other provision of these Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in this Article FIFTH:

(A) any merger or consolidation of this corporation or any Subsidiary (as hereinafter defined in paragraph (c)(8) of this Article FIFTH) with or into (i) any Substantial Stockholder (as hereinafter defined in paragraph (c)(2) of this Article FIFTH) or (ii) any other corporation (whether or not itself a Substantial Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined in paragraph (c)(7) of this Article FIFTH) of a Substantial Stockholder, or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Substantial Stockholder of any substantial part (as hereinafter defined in paragraph (c)(9) of this Article FIFTH) of the assets of this corporation or of any Subsidiary, or

(C) the issuance or transfer by this corporation or by any Subsidiary (in one transaction or a series of related transactions) of any equity securities (as hereinafter defined in paragraph (c)(11) of this Article FIFTH) of this corporation or any Subsidiary to any Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or

(D) the adoption of any plan or proposal for the liquidation or dissolution of this corporation if, as of the record date for the determination of stockholders entitle to notice thereof and to vote thereon, any person shall be a Substantial Stockholder, or

(E) any reclassification of securities (including any reverse stock split) or recapitalization of this corporation, or any reorganization, merger or consolidation of this corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of equity securities of this corporation or any Subsidiary which is directly or indirectly beneficially owned (as hereinafter defined in paragraph (c)(3) of this Article FIFTH) by any Substantial Stockholder, shall (except as otherwise expressly provided in these Amended and Restated Articles of Incorporation) require the affirmative vote of the holders of then outstanding Voting Shares (as hereinafter defined in paragraph (c)(10) of this Article FIFTH) entitled to cast at least 80% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares; provided that such affirmative vote must also include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all then outstanding Voting Shares not beneficially owned by any Substantial Stockholder. Each such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2) The term “business combination” as used in this Article FIFTH shall mean any transaction which is described in any one or more of clauses (A) through (E) of paragraph (a)(1) of this Article FIFTH.

(b) The provisions of this Article FIFTH shall not be applicable to any business combination, the terms of which shall be approved, prior to the date the Substantial Stockholder which is a party thereto or whose proportionate share of the outstanding securities of any class of equity securities of this corporation or any Subsidiary is increased by reason thereof, or, in the case of a business combination described in clause (D) of paragraph (a)(1) of this article FIFTH, prior to the date any Substantial Stockholder affected by such business combination, became a Substantial Stockholder, by two-thirds of the whole board (as hereinafter defined in paragraph (c)(6) of this Article FIFTH), but only if a majority of the members of the board of directors rendering such approval shall be continuing directors (as hereinafter defined in paragraph (c)(5) of this Article FIFTH).

(c) For the purposes of this Article FIFTH:

(1) A “person” shall mean any individual, firm, corporation or other entity.

(2) “Substantial Stockholder” shall mean any person (other than this corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on any business combination, or immediately prior to the consummation of any such business combination (other than a business combination referred to in paragraph (a)(1)(D) of this Article FIFTH):

(A) is the beneficial owner (as hereinafter defined in subparagraph (3) of this paragraph (c)), directly or indirectly, of more than 10% of the Voting Shares (determined solely on the basis of the total number of Voting Shares so beneficially owned [and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares] in relation to the total number of Voting Shares issued and outstanding), or

(B) is an Affiliate of this Corporation and at any time within three years prior thereto was the beneficial owner, directly or indirectly, of more than 10% of the then outstanding Voting Shares (determined as aforesaid), or

(C) is an assignee of or has otherwise succeeded to any shares of capital stock of this corporation which were at any time within three years prior thereto beneficially owned by any Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(3) “Beneficial ownership” shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (or any successor rule or statutory provision) or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on January 1, 1989; provided, however, that a person shall, in any event, also be deemed to be the “beneficial owner” of any Voting Shares:

(A) which such person or any of its Affiliates or Associates [as hereinafter defined in subparagraph (7) of this paragraph (c)] beneficially own, directly or indirectly, or

(B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of an agreement, arrangement or understanding with this corporation to effect a business combination) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner), or

(C) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this corporation;

and provided further, however, that (i) no director or officer of this corporation, nor any Associate or Affiliate of any such director or officer, shall, solely by reason of any or all of such directors and officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Shares beneficially owned by any other such director or officer (or any Associate or Affiliate thereof), and (ii) no pension, employee stock purchase, employee stock ownership or similar plan of this corporation or any Subsidiary nor any trustee with respect thereto, nor any Associate or Affiliate of any such trustee, shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Voting Shares held under any such plan.

(4) For purposes of computing the percentage beneficial ownership of Voting Shares of a person in order to determine whether such person is a Substantial Stockholder, the outstanding Voting Shares shall include shares deemed owned by such person through application of subparagraph (3) of this paragraph (c) but shall not include any other Voting Shares which may be issuable by this corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Voting Shares shall include only Voting Shares then outstanding and shall not include any Voting Shares which may be issuable by this corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

(5) “Continuing director” shall mean a person who was a member of the board of directors of this corporation as of January 1, 1989 or thereafter elected by the stockholders or appointed by the board of directors of this corporation prior to the date as of which the Substantial Stockholder (or Substantial Stockholders) in question became a Substantial Stockholder (or Substantial Stockholders), or a person designated (before his initial election or appointment as a director) as a continuing director by a majority of the whole board, but only if a majority of the whole board shall then consist of continuing directors, or, if a majority of the whole board shall not then consist of continuing directors, by a majority of the then continuing directors.

(6) “Whole board” shall mean the total number of directors which this corporation would have if there were no vacancies.

(7) An Affiliate” of a specified person is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “Associate” used to indicate a relationship with any person shall mean (i) any corporation or organization (other than this corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, or is an officer or director of any corporation controlling or controlled by such person.

(8) “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Substantial Stockholder set forth in subparagraph (2) of this paragraph (c), the term Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.

(9) “Substantial part” shall mean assets having a book value (determined in accordance with generally accepted accounting principles) in excess of 10% of the book value of the total consolidated assets of this corporation, at the end of its most recent fiscal year ending prior to the time the determination is made.

(10) “Voting Shares” shall mean any shares of capital stock of this corporation entitled to vote generally in the election of directors.

(11) “Equity security” shall have the meaning given to such term by Rule 3a11-1 under the Securities Exchange Act of 1934, as in effect on January 1, 1989.

(d) A majority of the whole board shall have the power to determine, but only if a majority of the whole board shall then consist of continuing directors, or if a majority of the whole board shall not then consist of continuing directors, a majority of the then continuing directors shall have the power to determine, for the purposes of this Article FIFTH, on the basis of information known to them, (i) the number of Voting Shares beneficially owned by any person, (ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to any matter referred to in subparagraph (3)(C) of paragraph (c) of this Article FIFTH, (iv) whether the assets subject to any business combination constitute a substantial part of the assets of the corporation in question, and (v) any other factual matter relating to the applicability or effect of this Article FIFTH.

(e) A majority of the whole board shall have the right to demand, but only if a majority of the whole board shall then consist of continuing directors, or, if a majority of the whole board shall not then consist of continuing directors, a majority of the then continuing directors shall have the right to demand, that any person who it is reasonably believed is a Substantial Stockholder (or holds of record Voting Shares beneficially owned by any Substantial Stockholder) supply this corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder, (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder and held of record by each such record owner and the number(s) of the stock certificates(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article FIFTH, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

(f) Any determinations made by the board of directors, or by the continuing directors, as the case may be, pursuant to this Article FIFTH in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon this corporation and its stockholders, including any Substantial Stockholder.

(g) Any amendment, alteration, change or repeal of this Article FIFTH shall, in addition to any other vote or approval required by law or by these Amended and Restated Articles of Incorporation, require the affirmative vote of the holders of then outstanding Voting Shares entitled to cast at least 80% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (and such affirmative vote must also include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all Voting Shares not beneficially owned by any Substantial Stockholder); provided, however, that this paragraph (g) shall not apply to, and such 80% vote (and such further majority vote) shall not be required for, any amendment, alteration, change or repeal declared advisable by the board of directors by the affirmative vote of two-thirds of the whole board and submitted to the stockholders for their consideration, but only if a majority of the members of the board of directors voting in favor of such declaration of advisability shall be continuing directors.

(h) Nothing contained in this Article FIFTH shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

(i) In the event any paragraph (or portion thereof) of this Article FIFTH shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article FIFTH shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this corporation and its stockholders that each such remaining provision (or portion thereof) of this Article FIFTH remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Substantial Stockholders, notwithstanding any such finding.

SIXTH: A director shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33(1972), as amended; or (iv) an intentional violation of criminal law. The Corporation shall indemnify any person (or the heirs, executors and administrators of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the “Act”) and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act, or would be disqualified for indemnification under the Act for any reason, if a determination is made by one of the following determining bodies (Collectively, the “Determining Bodies”): (i) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the Proceeding, (iii) by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed in (i) or (ii) or (b) if a quorum of the board of directors cannot be obtained under (i) and a committee cannot be designated under (ii), selected by majority vote of the full board of directors (in which selection directors who are parties may participate, (iv) by the shareholders (but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination) or (v) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. However the Corporation shall not indemnify a person for: (i) an intentional infliction of harm on the Corporation or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, and the Corporation shall not indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The Corporation shall indemnify a person in connection with a proceeding by or in the right of the Corporation for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The Corporation upon request shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as: (i) such person furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated, Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the Corporation without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the Determining Bodies that the facts then known to those making the determination would not preclude indemnification under this Article SIXTH.

Neither the amendment nor repeal of this Article SIXTH, nor the adoption or amendment of any other provision of the Corporation’s bylaws or these Amended and Restated Articles of Incorporation inconsistent with this Article SIXTH, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

SEVENTH: The stockholders of the corporation shall not be entitled to cumulative voting rights in the election of directors.